Exhibit 99.1

Capstone Energy+ Reports Fourth Quarter and Full Year 2026 Results

Fiscal 2026 Revenue Increase 24% to $106.0 Million; Gross Profit Increased 45% to $33.9 Million; Company Returned to Full-Year Profitability

LOS ANGELES, CA / BUSINESS WIRE / June 25, 2026 — Capstone Energy+, Inc. (OTCQX: CGEH) (“Capstone” or the “Company”), formerly known as Capstone Green Energy Holdings, Inc., today reported its financial results for the fourth quarter and full fiscal year 2026, ended March 31, 2026.

Fiscal Fourth Quarter 2026 and Recent Operational Highlights

●	Completed $112.5 million strategic investment, simplifying the Company’s capital structure. The transaction redeemed legacy preferred equity at the operating subsidiary level, made Capstone Energy+, LLC a wholly owned subsidiary, and strengthened the Company’s position for its next phase of growth.
●	Launched Capstone Energy+, clarifying the Company’s broader market positioning. The new brand reflects Capstone’s evolution from a microturbine manufacturer into a behind-the-meter energy solutions platform focused on resilient, on-site power.
●	Advanced product development for distributed energy and AI/data center applications. Capstone completed key North American certifications for its C200 and C1000 product families and continued development of its C250 and 800 VDC microturbine platforms.
●	Advanced a 6.6MW renewable biogas project in North Carolina, demonstrating Capstone’s role in the circular economy. The CHP project is designed to convert livestock animal waste into renewable power and reusable thermal energy, highlighting Capstone’s ability to support waste-to-energy applications with scalable, on-site generation.
●	Secured first C1000 Signature Series order in Brazil, expanding Capstone’s Latin America footprint. The system will provide full on-site power at a major natural gas compression station, reinforcing the value of Capstone’s technology for mission-critical energy infrastructure.
●	Added a Utah hospitality CHP project, expanding Capstone’s commercial use cases. The two C800 Signature Series microturbines are expected to provide on-site electricity and thermal energy recovery for a large-scale resort, demonstrating the economics of CHP in high-demand hospitality environments.
●	Achieved clean audit opinion and fully remediated all previously identified material weaknesses, marking a significant governance milestone. Capstone's independent auditors issued an unqualified opinion with no going concern qualification, reflecting the strength of the Company's liquidity position, the effectiveness of management's operational and financial improvements, and the successful completion of all internal control remediation efforts.

Fiscal Fourth Quarter 2026 Financial Results

Results compare the fiscal fourth quarter ended March 31, 2026 (“Q4 2026”) to the fiscal fourth quarter ended March 31, 2025 (“Q4 2025”) unless otherwise indicated.

Revenue for Q4 2026 was $23.0 million, compared to $27.1 million in Q4 2025, reflecting the timing of large product and accessory sales, which can vary significantly quarter to quarter. Full-year product revenue increased $16.6 million year-over-year.

Gross profit for Q4 2026 was $6.9 million, or 30% of revenue, compared to $7.5 million, or 28% of revenue, in Q4 2025. This improvement in Gross Profit is a result of our continued focus on cost-out initiatives.

Net income for Q4 2026 was $1.5 million, compared to a net loss of $0.1 million in Q4 2025. The fourth quarter represented Capstone’s 3rd consecutive quarter of positive net income, reflecting the continued benefit of gross margin expansion and disciplined operating expense management.

Reported net loss per share for Q4 2026 was $0.47, compared to $0.01 in Q4 2025. The Q4 EPS comparison is significantly impacted by a non-cash adjustment to income available to common shareholders related to the accretion of our Series A preferred units as our stock price improved.  Excluding the accretion adjustment which does not reflect underlying operating results, Q4 2026 EPS would have resulted in net income of $0.06 per share.

Adjusted EBITDA, a non-GAAP metric reconciled below, for Q4 2026 was $3.6 million, compared to $2.8 million in Q4 2025.

Fiscal Full Year 2026 Financial Results

Results compare the fiscal year ended March 31, 2026 (“Fiscal 2026”) to the fiscal year ended March 31, 2025 (“Fiscal 2025”) unless otherwise indicated.

Revenue for Fiscal 2026 increased 24% to $106.0 million from $85.6 million in Fiscal 2025. Product and Accessories revenue increased 41% to $56.9 million, driven by stronger microturbine product sales and improved pricing. Parts and Service revenue increased to $33.2 million from $30.9 million, and Rentals revenue increased to $15.9 million from $14.4 million.

Gross profit for Fiscal 2026 increased 45% to $33.9 million, or 32% of revenue, compared to $23.3 million, or 27% of revenue, in Fiscal 2025. The improvement reflected higher revenue and improved absorption rates which drove margin improvement across the Company’s Product and Accessories, Parts and Service, and Rentals revenue streams.

Net income for Fiscal 2026 was $2.8 million, compared to a net loss of $7.2 million in Fiscal 2025. The improvement primarily reflected revenue growth, gross margin expansion and disciplined operating expense management, with operating expenses increasing only modestly year-over-year.

Reported net loss per share for Fiscal 2026 was $3.21, compared to a reported net loss per share of $0.38 in Fiscal 2025. Reported Fiscal 2026 EPS included a $69.6 million non-cash deemed dividend related to the accretion of the Operating Subsidiary’s redeemable preferred units immediately prior to their full redemption on March 31, 2026. Excluding this non-cash accretion, the Company reported net income of $2.8 million, or approximately $0.14 per basic share.

Adjusted EBITDA, a non-GAAP metric reconciled below, for Fiscal 2026 was $15.9 million, compared to $7.9 million in Fiscal 2025.

Cash and restricted cash totaled $28.9 million at March 31, 2026, compared to $8.7 million at March 31, 2025. The increase primarily reflected financing activity completed during Fiscal Q4 2026, partially offset by the redemption of legacy preferred equity, repayment of certain debt and working capital investments to support growth.

Management Commentary

“Fiscal 2026 was an important year of execution and transformation for Capstone Energy+,” said Vince Canino, President and Chief Executive Officer of Capstone Energy+. “Our results reflect continued momentum across the business, driven by disciplined execution of our Three Pillar strategy. We achieved significant revenue growth and gross margin expansion and reached a historical moment for the company by delivering our first full year of profitability. The operating leverage we have worked to build is now clearly evident in the business.  This progress is supported by the discipline embedded in our Financial Health pillar as well as the systems, tools and processes we continue to implement under our Sustainable Excellence pillar.

“We also took a major step forward in strengthening Capstone’s foundation for long-term growth. The strategic investment completed in March simplified our capital structure and gives us greater flexibility to pursue the growth opportunities ahead.

“The launch of Capstone Energy+ reflects where the business is today and where we are going. Capstone is evolving from a microturbine manufacturer into a broader behind-the-meter energy solutions platform serving customers that need reliable on-site power, thermal energy recovery, resiliency, affordability and sustainability. Distributed generation is moving from an alternative solution to an essential part of the modern energy landscape, and we believe Capstone’s proven and scalable platform is built for this moment.

“Looking ahead, we remain focused on disciplined execution, margin performance, cash conversion, and commercial momentum across our core and major growth markets. There is a large addressable market even beyond data centers and Capstone is building a team to take on those exciting markets which we believe will create a very long future proof runway.”

Earnings Conference Call and Webcast Details

Capstone will host its fiscal fourth quarter and full year 2026 financial results conference call and webcast today, Thursday, June 25, 2026, at 1:45 p.m. Pacific Time / 4:45 p.m. Eastern Time.

Participant Dial-In Details:

●	North America Toll-Free: (800) 715-9871
●	International Toll: +1 (646) 307-1963
●	Conference ID: 3681980

Webcast Access:

The live webcast will be available via the Investor Relations section of Capstone’s website or directly at: Capstone Energy+ FY2026 Earnings Webcast.

Following prepared remarks, management will host a question-and-answer session for analysts and address select questions submitted by webcast participants. A replay of the webcast will be archived on the Company’s website for a minimum of 90 days.

About Capstone Energy+

For nearly four decades, Capstone Energy+ has designed, developed, and delivered proven behind-the-meter, on-site energy solutions that help businesses operate with certainty in an increasingly constrained power environment. Our evolution from “Green” to “Plus” reflects who we are today, delivering clean, innovative energy solutions that go beyond electricity.

Capstone Energy+: On Site. On Demand. Always On.

With more than 10,800 units shipped across 89 countries through our global distributor network, Capstone provides highly reliable, low-maintenance, fuel-flexible power systems engineered for mission-critical operations. Built on our core 30kW, 65kW, and 200kW microturbine platforms, our scalable multi-megawatt solutions are designed for rapid deployment, continuous operation, and simplified maintenance.

Capstone Energy+ serves critical industries including data centers, hospitals, agriculture, and industrial facilities where uptime and energy certainty are essential. Beyond power generation, our solutions support the circular economy by converting waste streams into usable fuel and capturing waste heat to produce valuable thermal energy with a lower carbon footprint.

To support evolving customer needs, Capstone also offers flexible Energy as a Service solutions, including power purchase or energy service agreements (PPAs/ESAs), leasing, rentals, and long-term service agreements designed to reduce upfront costs, accelerate deployment, and provide life-cycle cost predictability.

Capstone’s modular, plug-and-play architecture enables customers to scale quickly, reduce integration risk, and adapt to growing energy demands with resilient, always-available power solutions.

For more information about the Company, please visit www.CapstoneEnergyPlus.com.

Follow Capstone Energy+ on X, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Notes

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to future profitability and the growth of the business. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company’s liquidity position and ability to access capital, including the Company’s ability to repay or refinance outstanding indebtedness; the Company’s ability to realize the anticipated benefits of its financial restructuring; the Company’s ability to comply with the restrictions imposed by covenants contained in the exit financing; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policies; employee attrition, and the Company’s ability to retain senior management and other key personnel; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil, natural gas and AI industries and other general business, industry and economic conditions; and the impact of litigation and regulatory proceedings. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events, or for any other reason.

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

-Financial Tables to Follow-

CAPSTONE ENERGY+, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	March 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$28,179	$8,671
Restricted cash	715	—
Accounts receivable, net of allowances of $1,337 at March 31, 2026 and $607 at March 31, 2025	12,911	7,037
Inventories	22,106	16,615
Lease receivable, current	377	113
Prepaid expenses and other current assets	3,547	3,653
Total current assets	67,835	36,089
Property, plant, equipment and rental assets, net	16,185	19,362
Intangible assets, net	5,546	—
Finance lease right-of-use assets	4,789	3,787
Operating lease right-of-use assets	9,859	8,282
Non-current portion of inventories	2,736	3,464
Lease receivable, non-current	1,868	1,175
Other assets	2,632	2,705
Total assets	$111,450	$74,864
Liabilities, Temporary Equity and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$17,614	$14,092
Accrued expenses	3,796	1,447
Accrued salaries and wages	3,233	2,838
Accrued warranty reserve	971	1,070
Deferred revenue	10,040	13,351
Deferred acquisition costs, current	1,726	—
Finance lease liability, current	1,520	2,017
Operating lease liability, current	1,862	3,539
Factory protection plan liability	4,698	6,256
Exit notes, net of discount, current	25,320	7,968
Total current liabilities	70,780	52,578
Deferred revenue, non-current	648	598
Deferred acquisition costs, non-current	1,430	—
Finance lease liability, non-current	991	248
Operating lease liability, non-current	8,132	4,988
Exit notes, net of discount, non-current	—	24,213
Total liabilities	81,981	82,625
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interests	—	13,859
Redeemable preferred stock, $0.001 par value; 1,000,000 shares authorized, 80,000 shares issued and outstanding at March 31, 2026; 1,000,000 shares authorized, zero shares issued and outstanding at March 31, 2025	73,936	—
Total temporary equity	73,936	13,859
Stockholders’ deficit:
Common stock, $.001 par value; 100,000,000 shares authorized, 30,163,613 shares issued and outstanding at March 31, 2026; 100,000,000 shares authorized, 18,643,587 shares issued and outstanding at March 31, 2025	30	18
Non-voting common stock, $.001 par value; 600,000 shares authorized, 333,120 shares issued and outstanding at March 31, 2026; 600,000 shares authorized, 508,475 shares issued and outstanding at March 31, 2025	1	1
Additional paid-in capital	930,234	955,407
Accumulated deficit	(974,175)	(977,000)

Treasury stock, at cost; 269,603 shares at March 31, 2026 and 57,202 shares at March 31, 2025	(557)	(46)
Total stockholders’ deficit	(44,467)	(21,620)
Total liabilities, temporary equity and stockholders' deficit	$111,450	$74,864

CAPSTONE ENERGY+, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited Three Months)

(Audited Twelve Months)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Revenue, net:
Product and accessories	$11,544	$15,316	$56,949	$40,281
Parts and service	8,074	7,711	33,200	30,877
Rentals	3,368	4,024	15,855	14,406
Total revenue, net	22,986	27,051	106,004	85,564
Cost of goods sold:
Product and accessories	10,106	13,569	51,500	39,191
Parts and service	3,691	3,542	11,806	13,669
Rentals	2,272	2,432	8,827	9,406
Total cost of goods sold	16,069	19,543	72,133	62,266
Gross profit	6,917	7,508	33,871	23,298
Operating expenses:
Research and development	1,027	785	3,621	2,667
Selling, general and administrative	5,734	6,709	26,858	26,205
Total operating expenses	6,761	7,494	30,479	28,872
Income (loss) from operations	156	14	3,392	(5,574)
Other income	2,099	740	3,284	2,317
Interest income	66	180	242	186
Interest expense	(885)	(941)	(4,147)	(3,944)
Income (loss) before provision for income taxes	1,436	(7)	2,771	(7,015)
Provision (benefit) for income taxes	(68)	119	(54)	175
Net income (loss)	1,504	(126)	2,825	(7,190)

Net loss per share of common stock and non-voting common stock—basic and diluted	$(0.47)	$(0.01)	$(3.21)	$(0.38)

Weighted average shares used to calculate basic and diluted net income (loss) per common stock and non-voting common stock	23,547	19,075	20,833	19,056

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Numerator:
Consolidated net income (loss)	$1,504	$(126)	$2,825	$(7,190)
Less: Accretion to redemption value of Preferred Units	12,599	—	69,606	—
Net loss available to holders of common stock and non-voting common stock	$(11,095)	$(126)	$(66,781)	$(7,190)
Denominator:
Weighted average shares outstanding of common stock and non-voting common stock	23,547	19,075	20,833	19,056
Net loss per share of common stock and non-voting common stock—basic and dilutive	$(0.47)	$(0.01)	$(3.21)	$(0.38)

CAPSTONE ENERGY+, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$2,825	$(7,190)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,281	3,858
Amortization of financing costs and discounts	105	71
Paid-in-kind interest expense	1,365	3,199
Interest related to deferred acquisition costs	229	—
Non-cash lease expense	2,862	3,996
Provision for credit loss expense	151	823
Inventory write-down	480	900
Provision (benefit) for warranty expenses	195	(184)
Loss on disposal of equipment	—	67
Stock-based compensation	777	262
Changes in operating assets and liabilities:
Accounts receivable	(7,051)	(2,083)
Inventories	(4,150)	7,628
Lease receivable	(591)	(1,288)
Prepaid expenses, other current assets and other assets	149	2,128
Accounts payable	5,173	(1,002)
Accrued expenses	1,810	(268)
Operating lease liability, net	(2,972)	(4,041)
Accrued salaries and wages and long-term liabilities	(332)	(94)
Accrued warranty reserve	(294)	(183)
Deferred revenue	138	2,092
Deposits	(6,121)	—
Factory protection plan liability	(1,558)	(1,003)
Net cash (used in) provided by operating activities	(2,529)	7,688
Cash Flows from Investing Activities:
Cash acquired in acquisitions, net of cash paid	410	—
Payment of deferred acquisition costs	(500)	—
Expenditures for property, plant, equipment and rental assets	(835)	(879)
Net cash used in investing activities	(925)	(879)
Cash Flows from Financing Activities:
Proceeds from the issuance of common stock and warrants	43,660	—
Shares withheld related to employee tax withholding obligations	(512)	—
Payment of Exit Note, net	(8,331)	—
Settlement of redeemable noncontrolling interests	(83,465)	—
Issuance of new redeemable preferred stock	73,936	—
Repayment of finance lease obligations	(1,611)	(223)
Net cash provided by (used in) financing activities	23,677	(223)
Net increase in cash, cash equivalents, and restricted cash	20,223	6,586
Cash, cash equivalents, and restricted cash, Beginning of Period	8,671	2,085
Cash, cash equivalents, and restricted cash, End of Period	$28,894	$8,671
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$2,369	$533
Income taxes	$101	$126
Supplemental Disclosures of Non-Cash Information:
Right-of-use assets obtained in exchange for operating lease obligations	$4,729	$—
Right-of-use assets obtained in exchange for finance lease obligations	$1,101	$—
Settlement of lease obligations with accounts receivable due	$360	$775
Rental assets transferred to inventory	$—	$3,067
Sales-type lease	$333	$981
Operating lease modified to finance lease	$614	$—
Accounts payable negotiated in lease modification	$1,289	$—
Acquisition of treasury stock by incurring a liability	$—	$46

CAPSTONE ENERGY+, INC. AND SUBSIDIARIES

PRESENTATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Net income (loss), as reported	$1,504	$(126)	$2,825	$(7,190)
Interest expense	885	941	4,147	3,944
Provision (benefit) for income taxes	(68)	119	(54)	175
Depreciation and amortization	1,129	835	4,281	3,858
EBITDA	$3,450	$1,769	$11,199	$787

Stock-based compensation and other expense	187	94	777	263
Restructuring expense	81	468	414	2,077
Financing expense	(54)	-	1,432	58
Shareholder litigation	-	-	-	1,023
Extraordinary legal costs	87	436	106	1,125
Restatement and SEC investigation	-	62	333	2,591
Merger and acquisition expense	(183)	-	1,645	-
Adjusted EBITDA	$3,568	$2,829	$15,906	$7,924

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income (loss) before interest, provision for income taxes and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring, financing, shareholder litigation, non-recurring legal, and restatement and SEC investigation expenses. Restructuring expenses relate to the Chapter 11 bankruptcy filing and financing expenses related to the evaluation and negotiation of the Company’s senior indebtedness. Shareholder litigation expense resulting from the restatement of the Company’s financials and non-recurring legal expenses are one-time non-recurring legal fees. Restatement expenses are professional fees related to the restatement of the Company’s prior year financials. SEC investigation expenses relate to the costs arising from the restatement of the Company’s financials. Merger and acquisition expense relates to expenses incurred for the acquisition of Cal Microturbine.

Adjusted EBITDA is not a measure of the Company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the Company’s presentation of Adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the methods of calculation. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Capstone Energy+, Inc.
ir@capstoneenergyplus.com
818-407-3628

Media and Investor Inquiries:
Gateway Group, Inc.
CGEH@gateway-grp.com
949-574-3860

Source: Capstone Energy+, Inc.